UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 9, 2006

DDi Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30241	061576013
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1220 Simon Circle, Anaheim, California		92806
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-688-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2006, DDi Corp. (the "Company") entered into a Confidential Severance Agreement and General Release (the "Severance Agreement") with Bruce McMaster, the Company’s former Chief Executive Officer. Under the Severance Agreement, Mr. McMaster agreed to a general release of all claims against the Company. If Mr. McMaster does not revoke the release provisions of the Severance Agreement, Mr. McMaster will receive, less applicable withholding taxes: (a) a severance payment equal to his base salary for a period of 24 months (the amount to which Mr. McMaster was entitled under the Company's 2004 Key Employee Severance Plan); (b) insurance coverage for the period beginning on November 1, 2005 through October 31, 2007, substantially similar to that which Mr. McMaster was receiving or entitled to receive immediately prior to October 31, 2005; and (c) the Company will extend the post-termination exercise period for all unexercised stock options granted to Mr. Gisch so that all such stock options will be exercisable for the period ending May 1, 2006. The severance payment, net of tax withholding, will first be applied to the outstanding principal and interest due on the Secured Promissory Note and Pledge Agreement between the Company and Mr. McMaster. In addition, if Mr. McMaster does not revoke the release provisions of the Severance Agreement, the Company will accelerate the vesting of 7,128 Tranche A1 options (exercise price of $3.43) granted to Mr. McMaster under the under the Company’s 2003 Management Equity Incentive Plan, so that all such stock options will vest immediately and become fully exercisable.

A copy of the Severance Agreement is filed herewith as Exhibit 10.1 is incorporated herein by reference. The foregoing description of the Severance Agreement is qualified in its entirety by reference to Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed as part of this report:

10.1 Confidential Severance Agreement and General Release between DDi Corp. and Bruce McMaster.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi Corp.

February 14, 2006	By:	Kurt E. Scheuerman

Name: Kurt E. Scheuerman
Title: Vice President & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement between DDi Corp. and Bruce McMaster